EXHIBIT 99.1

For Immediate Release

Investor Contact: Dave Staples Executive Vice President & CFO (616) 878-8319	Media Contact: Jeanne Norcross Vice President Corporate Affairs (616) 878-2830

Spartan Stores Announces Intent to Sell Assets of Pharm Retail Stores

GRAND RAPIDS, MICHIGAN- April 3, 2008-Spartan Stores, Inc., (Nasdaq: SPTN) today announced that it has entered into an agreement to sell certain assets of 12 of its 14 Pharm retail stores to Rite Aid Corporation. The Company is in negotiations to sell certain assets of its remaining two Pharm stores in independent transactions. Completion of the sale is subject to customary due diligence by Rite Aid Corporation. Proceeds from the sale will be used to help fund the Company's previously disclosed strategic growth objectives. Additional information on the transaction will be disclosed following closing of the sale which is expected to occur in 45 to 60 days.

Commenting on the transaction, Craig C. Sturken, Spartan's Chairman and Chief Executive Officer said, "The Pharm stores have been a good business for Spartan Stores and it is staffed with hard working and dedicated associates, making this divestiture transaction a more difficult decision. Divesting these stores, however, will allow us to concentrate efforts and resources on business opportunities with the best long-term growth potential and focus more on our core distribution and conventional supermarket operations. The transaction also provides the Pharm associates with good employment opportunities within Rite Aid."

About Spartan Stores

Grand Rapids, Michigan-based Spartan Stores, Inc., (Nasdaq:SPTN) is the nation's tenth largest grocery distributor with warehouse facilities in Grand Rapids and Plymouth, Michigan. The Company distributes more than 40,000 private-label and national brand products to nearly 400 independent grocery stores in Michigan, Indiana and Ohio. Spartan Stores also owns and operates 88 retail supermarkets and 14 deep-discount food and drug stores in Michigan and Ohio, including Family Fare Supermarkets, Glen's Markets, D&W Fresh Markets, Felpausch Food Centers, and The Pharm.

About Rite Aid

Rite Aid Corporation is one of the nation's leading drugstore chains with more than 5,000 stores in 31 states and the District of Columbia with fiscal 2008 sales of more than $24.3 billion and approximately 115,000 associates. Rite Aid currently operates 242 stores in Ohio, including 40 stores in northwestern Ohio. Information about Rite Aid, including corporate background and press releases, is available through the company's website at www.riteaid.com.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements are identifiable by words or phrases such as "potential", "opportunities", "objectives" or "strategy", or statements that an event or trend "will" occur. These forward-looking statements are subject to a number of factors that could cause actual results to differ materially. The Company's ability to complete the proposed divestiture depends on satisfaction of a variety of contractual conditions, not all of which are entirely within the control of the Company or Rite Aid. Our ability to realize growth opportunities and achieve objectives is not certain and depends on many factors not all of which are in our control. Additional information about the factors that may adversely affect these forward-looking statements is contained in Spartan Stores' reports and filings with the Securities and Exchange Commission. Other risk factors exist and new risk factors may emerge at any time. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as predictions of future results. Spartan Stores undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release.